Exhibit 99.1
Brooks Automation Announces Restructuring Actions
CHELMSFORD, Mass., Jan. 26, 2009 (GLOBE NEWSWIRE) — Brooks Automation, Inc. (Nasdaq:BRKS) announced today that it is in the process of restructuring its operations to enhance performance and improve operating results. Brooks said it is aggressively moving to lower its cash breakeven level while continuing to make strategic product and market development investments to strengthen its position as a leading supplier of automation, vacuum and instrumentation solutions.
Brooks will be combining its formerly separate vacuum pump and robotic product groups into a single Critical Solutions Group. This move will simplify the Company’s organizational structure, reduce facility and overhead requirements and more effectively leverage the overall capabilities of the two Chelmsford, Massachusetts-based groups.
In the quarter ended December 31, 2008 Brooks reduced headcount by about ten percent in response to deteriorating conditions in the semiconductor capital equipment industry. Subsequent to that date the Company expects to eliminate approximately 350 additional positions which will reduce the global workforce by about a further twenty percent.
Brooks expects to incur approximately $10 million to $12 million in charges related to these restructuring actions, of which $4.1 million will be recognized in the first quarter of fiscal 2009 and the significant majority of the balance in the second quarter of fiscal 2009.
Brooks Automation will report fiscal 2009 first quarter results after the equity markets close on Monday, February 9, 2009 at approximately 4:00 p.m. Eastern Time. Company management will host a live webcast of its earnings conference call on the same day, Monday, February 9th at 4:30 p.m. Eastern Time. The live webcast will be publicly available on Brooks’ website at www.brooks.com. Additionally, audio replays will be available through an archive at the www.brooks.com website until mid-May, 2009.
About Brooks Automation, Inc.
Brooks is a leading worldwide provider of automation solutions and integrated subsystems to the global semiconductor and related industries. The company’s advanced offerings in hardware and services can help customers improve manufacturing efficiencies, accelerate time-to-market and reduce cost-of-ownership. Brooks’ products and global services are used in virtually every semiconductor fab in the world as well as in a number of diverse industries outside of semiconductor manufacturing. For more information see www.brooks.com or email co.csr@brooks.com.
“Safe Harbor Statement” under Section 21E of the Securities Exchange Act of 1934
Some statements in this release are forward-looking statements made under Section 21E of the Securities Exchange Act of 1934. These statements are neither promises nor guarantees but involve risks and uncertainties, both known and unknown, that could cause Brooks’ financial and business results to differ materially from our expectations. They are based on the facts known to management at the time they are made. These forward-looking statements include statements regarding our bookings, revenues, profit and loss and cash flow expectations, anticipated employment and capacity reductions and cost controls, future business strategy and market opportunities, level of capital expenditures and bookings expectations in the semiconductor industry, demand for our new and existing products, purchasing and manufacturing trends among semiconductor manufacturing OEMs, our strategy of sourcing from low cost regions, and the outlook of the semiconductor industry. Factors that could cause results to differ from our expectations include the following: our dependence on the cyclical semiconductor industry; the possibility of downturns in market demand for electronics; our possible inability to meet increased demand for our products due to difficulties in obtaining components and materials from our suppliers in required quantities and of required quality; a decision by semiconductor manufacturing OEMs not to outsource increasing amounts of their manufacturing operations; our ability to continue to effectively implement our flexible manufacturing model and our supply chain consolidation; the highly competitive nature and rapid technological change that characterizes the industries in which we compete; decisions by customers to accelerate delivery under or to cancel or defer orders that previously had been accepted; decisions by customers to reject the products we ship to them; the inability of customers to make payments to us when due; the possibility that we may not be able to fulfill customer orders within a period of time acceptable to them; the fact that design-in wins do not necessarily translate to significant revenue; the timing and effectiveness of restructuring, cost-cutting, low cost sourcing and expense control measures; intense price competition; disputes concerning intellectual property; expenses associated with legal disputes and litigation, continuing uncertainties in global political and economic conditions, and other factors and other risks that we have described in our filings with the Securities and Exchange Commission, including but not limited to our Annual Report on Form 10-K, current reports on Form 8-K and our quarterly reports on Form 10-Q. As a result we can provide no assurance that our future results will not be materially different from those projected. Brooks expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in our expectations or any change in events, conditions or circumstances on which any such statement is based. Brooks undertakes no obligation to update the information contained in this press release.
CONTACT: Brooks Automation, Inc. Michael W. McCarthy, Director — Investor Relations (978) 262-2459 michael.mccarthy@brooks.com